Exhibit 99.1
Liberty Latin America Reports Q2 and H1 2020 Results
Performance impacted by COVID-19, improving from April low
RGU growth driven by 47,000 broadband adds; record RGU adds for Puerto Rico
Strong cash flows from operating activities and Adjusted FCF
Announced acquisition of Telefónica's fast-growing Costa Rica operation
Denver, Colorado - August 5, 2020: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q2”) and six months (“YTD” or “H1 2020”) ended June 30, 2020.
CEO Balan Nair commented, “As anticipated, following a strong start to the year, the second quarter brought with it a number of COVID-19 related challenges for many of our operations, resulting in declining year-over-year top-line performance. The good news is that we planned extensively and were able to offset some of the impacts through early cost management actions. As we look to the rest of the year, our mobile and B2B businesses are expected to see further challenges, however we believe we are past the low point. We continue to be focused on generating positive free cash flow in 2020, and took a step towards that with our strong Q2 performance.”
“In terms of our reporting segments, Puerto Rico led with another tremendous quarter, reporting record RGU additions and we are looking forward to adding AT&T's assets in Puerto Rico and the US Virgin Islands to further enhance our customer proposition and prospects. VTR and Cabletica also added subscribers in the period, albeit seeing more of an impact from lockdown restrictions in Chile. C&W experienced the greatest headwinds with declining RGUs driven by Panama where we experienced the most restrictive lockdowns across all of our markets. From a product perspective, consumers continue to demand high-speed connectivity and our fixed-line services have been particularly resilient.”
“Last week, we announced the exciting news that we agreed to acquire Telefónica's Costa Rica business. We have had great success in Costa Rica with our cable operation Cabletica and are increasing our investment in the country through a complementary, fast-growing, and postpaid-weighted mobile business. The two businesses combined would create a leading full-service communications player with approximately $400 million of revenue1. This transaction comes at an attractive valuation, consistent with our disciplined approach towards M&A.”
“As part of the financing for our acquisition of Telefónica Costa Rica as well as looking to other potential opportunities across our strong pipeline, we announced a $350 million rights offering today, with all the members of our Board and my leadership team having expressed their intention to subscribe. We feel this is an appropriate step to ensure we have flexibility to participate in accretive M&A opportunities, while maintaining a prudent capital structure.”
“Overall there continues to be uncertainty due to COVID-19, however our operating and financial performance has been improving since a trough in April, and we anticipate further progress over the remainder of 2020. Looking further ahead, cash generation remains our focus. This should be bolstered by organic performance, as we drive growth and efficiency in the business, benefiting from targeted network and product investments, in addition to disciplined acquisition activity.”

Business Highlights
•C&W Q2 results impacted by COVID-19:
◦Monthly revenue performance building from April low
◦Q2 fixed RGU net losses driven by Panama restrictions, strong additions in Jamaica
◦New build / upgrade activity added over 50,000 homes, mainly in Panama and Jamaica
•VTR/Cabletica reported resilient commercial performance:
◦RGU growth driven by 19,000 broadband additions in Chile
◦Higher Q2 costs following capacity demand spike and FX impact on USD based costs
◦New build / upgrade activity impacted by COVID-19, over 10,000 homes added
•Liberty Puerto Rico delivered another strong quarter:
◦Record RGU additions of 34,000 in Q2 driven by best ever broadband performance
◦Reported revenue growth of 5%
◦New build / upgrade activity added over 5,000 homes

Financial Highlights

Liberty Latin America	Q2 2020	Q2 2019	YoY Growth/(Decline)	YoY Rebase Growth/(Decline)[2]	H1 2020	H1 2019	YoY Growth/(Decline)	YoY Rebase Growth/(Decline)[2]

(in millions, except % amounts)
Revenue	$849	$983	(13.6%)	(7.7%)	$1,780	$1,926	(7.6%)	(3.0%)
Adjusted OIBDA[3]	$333	$387	(14.1%)	(8.1%)	$697	$753	(7.5%)	(2.1%)
Operating income (loss)	$(206)	$144	(243.6%)		$(98)	$257	(138.2%)
Property & equipment additions	$153	$166	(7.7%)		$286	$305	(6.2%)
As a percentage of revenue	18%	17%			16%	16%

Adjusted FCF[4]	$130	$68			$81	$116
Cash provided by operating activities	$239	$244			$354	$431
Cash used by investing activities	$(116)	$(136)			$(263)	$(421)
Cash provided by financing activities	$132	$281			$587	$320

Subscriber Growth5

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Organic RGU additions (losses) by product
Video	(15,800)	17,700	(11,200)	32,600
Data	46,700	44,400	95,100	94,500
Voice	(12,200)	4,500	(5,200)	12,500
Total	18,700	66,600	78,700	139,600

Organic RGU additions (losses) by segment
C&W	(26,300)	30,400	12,100	62,000
VTR/Cabletica	11,500	31,100	24,100	50,800
Liberty Puerto Rico	33,500	5,100	42,500	26,800
Total	18,700	66,600	78,700	139,600

Organic Mobile SIM additions (losses) by product
Postpaid	(23,000)	8,200	(18,200)	18,600
Prepaid	(287,100)	35,900	(330,600)	36,300
Total	(310,100)	44,100	(348,800)	54,900

Organic Mobile SIM additions (losses) by segment
C&W	(306,800)	34,300	(349,600)	35,100
VTR/Cabletica	(3,300)	9,800	800	19,800
Total	(310,100)	44,100	(348,800)	54,900
•Fixed customer additions: Organic additions of 21,000 in Q2 2020.
◦Liberty Puerto Rico reported a record quarter with 20,000 customer additions, approximately five times the prior-year period's additions.
◦Gains in VTR/Cabletica were offset by net losses in C&W, driven by Panama.
•Product additions: Organic fixed RGU additions of 19,000 in Q2 2020 were driven by broadband subscriber growth. Mobile organic losses totaled 310,000 in the quarter.
•C&W fixed RGUs declined by 26,000 during the quarter. This included gains of 26,000 in Jamaica, which were more than offset by losses of 45,000 in Panama, where rigorous lockdown measures, first implemented in March, continue to restrict commercial activity. Our losses in Panama include the removal of 76,000 RGUs who continue to receive services and, due to COVID-19, have not been disconnected in accordance with our normal policy for non-payment.
◦Broadband RGU additions of 2,000 were 13,000 lower year-over-year. In Jamaica, continued momentum drove record Q2 additions of 14,000, or three times the prior-year period. This performance was mostly offset by broadband RGU losses of 12,000 in Panama.
◦Video RGUs declined by 19,000, as a 3,000 RGU gain in Jamaica, where additions were 79% higher than the prior-year period, was more than offset by a reduction of 18,000 video subscribers in Panama, and net losses across our other markets.
◦Fixed-line telephony RGUs were 9,000 lower for C&W in the quarter. Jamaica, once again drove strong additions with a gain of 10,000 subscribers, eight times higher than the prior-year period, however, this was more than offset by losses of 15,000 telephony RGUs in Panama, and net losses across our other markets.
◦Mobile subscribers declined by 307,000 in Q2, driven by prepaid losses of 289,000. Panama and Jamaica mobile subscribers were 131,000 and 107,000 lower, respectively. In both cases, mobility restrictions impacted demand for mobile services and the ability of customers to top-up. In Jamaica, we also continued to see increased promotional activity from our competitor. Subscriber net adds improved in June, following April and May, which were our weakest months in the year.
•VTR/Cabletica added 12,000 fixed RGUs during Q2. VTR added 5,000 RGUs overall, with strong broadband additions of 19,000, in-line with the prior-year period and 30% higher than Q1 2020, offset by 11,000 fixed-line telephony and 3,000 video RGU losses. Video subscriber losses at VTR followed the suspension of the Chilean soccer league. Cabletica added 6,000 RGUs in total, driven by broadband and video.
◦In mobile, VTR lost 3,000 subscribers in Q2 due to the impact of lockdown restrictions in Chile, particularly with respect to store closures leading to reduced retail activity. At June 30, 2020, 96% of VTR's subscribers were on postpaid plans.
•Liberty Puerto Rico reported a record 34,000 fixed RGU additions in Q2 driven by 22,000 broadband additions as demand increased for access to our high-speed network.
Revenue Highlights
The following table presents (i) revenue of each of our reportable segments for the comparative periods and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
	2020	2019	%	Rebased %	2020	2019	%	Rebased %
	in millions, except % amounts

C&W	$515.3	$606.6	(15.1)	(11.5)	$1,103.9	$1,176.4	(6.2)	(5.0)
VTR/Cabletica	227.7	274.5	(17.0)	(3.1)	467.8	551.0	(15.1)	(0.9)
Liberty Puerto Rico	109.1	103.8	5.1	5.1	213.7	202.4	5.6	4.2
Intersegment eliminations	(3.2)	(2.0)	N.M.	N.M.	(5.5)	(4.2)	N.M.	N.M.
Total	$848.9	$982.9	(13.6)	(7.7)	$1,779.9	$1,925.6	(7.6)	(3.0)
N.M. – Not Meaningful.
•Our reported revenue for the three and six months ended June 30, 2020 decreased by 14% and 8%, respectively.
◦Reported revenue decline in Q2 2020 was largely driven by (1) negative impacts from COVID-19, particularly in C&W, (2) a net negative foreign exchange (“FX”) impact of $47 million, primarily related to a 20% appreciation of the U.S. dollar in relation to the Chilean peso, and (3) a $14 million reduction, as compared to the prior-year period, from the disposal of C&W's Seychelles business. These declines were partially offset by organic growth in Liberty Puerto Rico.
◦Reported revenue decline in H1 2020 was primarily driven by (1) a net negative FX impact of $94 million, primarily related to a 20% appreciation of the U.S. dollar in relation to the Chilean peso, and (2) negative impacts from COVID-19, particularly in C&W. These declines were partially offset by organic growth in Liberty Puerto Rico.

Q2 2020 Revenue Growth – Segment Highlights
•C&W: Reported and rebased revenue declines of 15% and 12%, respectively. The higher reported decline was driven by inclusion of our now divested C&W Seychelles business in the prior-year period and adverse currency movements.
◦B2B revenue declined 15% on a reported basis and 12% on a rebased basis. The rebased decline was driven by (i) lower revenues from fixed and mobile services due to discounts and credits related to reduced or suspended service across our markets as a result of the COVID-19 lockdowns, (ii) lower revenues from managed services, primarily driven by certain non-recurring projects in Panama that have been put on hold due to the economic uncertainty of the impact of COVID-19, and (iii) a strategic decision to reduce low margin transit revenue. These declines were partly offset by year-over-year growth in our subsea operation. On a sequential basis, subsea revenue declined in part due to$10 million of revenue recognized during Q1 2020 associated with revenue recognized on a cash basis for services provided to a significant customer.
◦Fixed residential revenue was down 3% on a reported basis and relatively flat on a rebased basis. The rebased performance resulted from growth in subscription revenue, driven by organic RGU additions (organic RGUs were 5% higher year-over-year), offset by non-subscription revenue declines in interconnect and other categories.
◦Mobile reported and rebased revenue declines of 25% and 22%, respectively. Subscription revenue was impacted by reduced recharge activity and fewer subscribers during the lockdown periods, particularly in Panama, which is C&W's largest mobile market and also under the most restrictive conditions. Roaming revenue declined by $7 million year-over-year, also contributing to the rebased mobile performance, with the largest impact in the Bahamas.
•VTR/Cabletica: Q2 Reported and rebased revenue declines of 17% and 3%, respectively. The higher reported year-over-year decline was driven by a 20% appreciation of the U.S. dollar in relation to the Chilean peso. The rebased revenue decline was driven by COVID-19 related impacts in VTR, primarily the suspension of the Chilean soccer league which led to $5 million of discounts for customers who had subscribed to the premium channel airing the league's games. Cabletica grew revenue on both a reported and rebased basis driven by subscriber growth over the year.
•Liberty Puerto Rico: Reported and rebased revenue growth of 5% was driven by broadband subscriber additions, reflecting the strength of our networks and entertainment propositions.
Operating Income (Loss)
•Operating income (loss) was ($206 million) and $144 million for the three months ended June 30, 2020 and 2019, respectively, and ($98 million) and $257 million for the six months ended June 30, 2020 and 2019, respectively.
◦We reported operating losses during the three and six months ended June 30, 2020, compared with operating income for the corresponding periods during 2019, primarily due to (i) goodwill impairments recorded during the second quarter of 2020 in certain C&W markets and (ii) lower Adjusted OIBDA, as further discussed below.

Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the comparative periods and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Six months ended		Increase (decrease)
	June 30,				June 30,
	2020	2019	%	Rebased %	2020	2019	%	Rebased %

C&W	$203.6	$235.4	(13.5)	(9.5)	$436.4	$457.9	(4.7)	(1.7)
VTR/Cabletica	86.3	112.3	(23.2)	(10.1)	179.7	219.2	(18.0)	(4.2)
Liberty Puerto Rico	52.4	51.6	1.6	1.6	102.9	99.5	3.4	2.6
Corporate	(9.7)	(11.9)	(18.5)	(8.4)	(22.5)	(23.4)	(3.8)	10.6
Total	$332.6	$387.4	(14.1)	(8.1)	$696.5	$753.2	(7.5)	(2.1)

Operating income (loss) margin	(24.3)%	14.6%			(5.5)%	13.3%

Adjusted OIBDA margin	39.2%	39.4%			39.1%	39.1%
•Our reported Adjusted OIBDA for the three and six months ended June 30, 2020 decreased by 14% and 8%, respectively.
◦Reported Adjusted OIBDA decline in Q2 2020 was primarily driven by (1) negative impacts from COVID-19, particularly in C&W and VTR, (2) a net negative FX impact of $18 million, mainly related to the Chilean peso, (3) an $8 million decrease due to the impact of U.S. dollar appreciation against the Chilean peso on VTR's non-functional U.S. dollar costs and (4) a $5 million reduction, as compared to the prior-year period, from the disposal of C&W's Seychelles business. This was partially offset by (1) organic growth in Puerto Rico and (2) lower bonus-related expenses in the current year related to certain amounts that will be settled with shares.
◦Reported Adjusted OIBDA decline in H1 2020 was primarily driven by (1) a net negative FX impact of $35 million, mainly related to the Chilean peso, (2) negative impacts from COVID-19, particularly in C&W, and (3) a $13 million decrease due to the impact of U.S. dollar appreciation against the Chilean peso on VTR's non-functional U.S. dollar costs. This was partially offset by (1) organic growth in Puerto Rico and (2) lower bonus-related expenses in the current year related to certain amounts that will be settled with shares.
Q2 2020 Adjusted OIBDA Growth – Segment Highlights
•C&W: Reported and rebased Adjusted OIBDA declines of 14% and 10%, respectively in Q2. Our rebased performance was driven by the aforementioned rebased revenue decline, partly offset by lower direct and operating costs.
◦Reduced direct costs were due to (i) lower handset sales, as many markets faced lockdown restrictions, (ii) reduced programming expenses driven by improved year-over-year contract rates for the Premier League and reduced games during the period and (iii) lower transit revenue.
◦Other operating costs and expenses were lower year-over-year, primarily due to (i) reduced personnel costs due in part to benefits from ongoing restructuring activities, (ii)

a decrease in marketing and sales costs and (iii) lower professional services costs associated with third-party legal and advisory-related services.
•VTR/Cabletica: Reported and rebased Adjusted OIBDA declines of 23% and 10%, respectively. The higher reported year-over-year decline was driven by a 20% appreciation of the U.S. dollar in relation to the Chilean peso. Our Q2 rebased Adjusted OIBDA decline was driven by the aforementioned revenue impacts, certain costs primarily related to COVID-19 and currency movements related to contracts denominated in foreign currencies.
◦Direct costs reduced overall year-over-year due to lower programming costs, including a decrease related to the renegotiation of a programming contract for soccer matches cancelled due to COVID-19 and lower equipment sales due to reduced store activity. These declines were partly offset by the foreign currency impact of programming contracts denominated in U.S. dollars.
◦Other operating costs and expenses increased compared to the prior-year quarter, primarily due to higher network-related and call center costs, as we addressed a significant spike in bandwidth demand in Chile where usage levels increased by approximately 50%. Since the initial peak, we have worked diligently to increase capacity in our network and seen reduced call center volumes and improved network performance, which we expect to drive reduced associated costs through the remainder of 2020.
◦The segment's costs were impacted by an $8 million increase year-over-year due to the impact of U.S. dollar appreciation against the Chilean peso on VTR's non-functional U.S. dollar costs, primarily in programming, which drove an impact of $6 million. Sequentially, the impact of U.S. dollar appreciation against the Chilean peso increased our non-functional currency costs by $3 million.
•Liberty Puerto Rico: Reported and rebased Adjusted OIBDA growth of 2%, driven by the previously mentioned revenue growth, partly offset by additional programming costs and integration expenses ahead of the anticipated acquisition of AT&T's Puerto Rico and U.S. Virgin Islands assets.
Net Loss Attributable to Shareholders
•Net loss attributable to shareholders was $393 million and $116 million for the three months ended June 30, 2020 and 2019, respectively, and $574 million and $158 million for the six months ended June 30, 2020 and 2019, respectively.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that are presented in the condensed consolidated statements of cash flows included in our Form 10-Q.

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	in millions, except % amounts

Customer Premises Equipment	$56.9	$76.1	$124.0	$148.0
New Build & Upgrade	29.0	27.6	57.2	49.2
Capacity	22.0	23.9	28.1	34.8
Baseline	26.6	23.3	46.2	46.6
Product & Enablers	18.8	15.2	30.7	26.6
Property and equipment additions	153.3	166.1	286.2	305.2
Assets acquired under capital-related vendor financing arrangements	(29.7)	(15.1)	(53.3)	(26.0)
Assets acquired under finance leases	—	(0.1)	—	(0.2)
Changes in current liabilities related to capital expenditures	(1.4)	(15.1)	38.5	16.4
Capital expenditures*	$122.2	$135.8	$271.4	$295.4

Property and equipment additions as % of revenue	18.1%	16.9%	16.1%	15.8%

Property and Equipment Additions of our Reportable Segments:
C&W	$81.5	$82.1	$152.0	$145.7
VTR/Cabletica	50.2	63.0	95.1	117.1
Liberty Puerto Rico	19.6	19.3	32.9	39.1
Corporate	2.0	1.7	6.2	3.3
Property and equipment additions	$153.3	$166.1	$286.2	$305.2
*The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under capital-related vendor financing or finance lease arrangements. Instead, these amounts are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

Segment Highlights
•C&W: Property and equipment additions of $82 million represented 16% of revenue in Q2 2020, an increase compared to 14% of revenue in the prior-year period, and 14% of revenue in H1 2020 compared to 12% in H1 2019. The higher year-over-year spend was driven by restoration activity following Hurricane Dorian in the Bahamas and our new build and upgrade programs. Reduced installation and equipment costs drove lower customer premise equipment costs, as compared to the prior-year period.
◦In H1 2020, new build and upgrade initiatives delivered approximately 95,000 new or upgraded homes, including over 50,000 in Q2.
•VTR/Cabletica: Property and equipment additions of $50 million represented 22% of revenue in Q2 2020, a decline compared to 23% of revenue in the prior-year period, and 20% of revenue in H1 2020 compared to 21% in H1 2019. The decrease was primarily driven by lower customer premise equipment costs and reduced new build material and labor costs as lockdown restrictions in Chile impacted our construction activity, year-over-year. This was partly offset by higher capacity spend to address bandwidth demand growth as lockdowns were implemented in Chile.
◦In H1 2020, new build and upgrade initiatives delivered over 40,000 new or upgraded homes in Chile and Costa Rica, including over 10,000 in Q2.
•Liberty Puerto Rico: Property and equipment additions of $20 million represented 18% of revenue in Q2 2020, a decline compared to 19% of revenue in the prior-year period, and 15% of revenue in H1 2020 compared to 19% in H1 2019.
◦In H1 2020, new build initiatives delivered over 10,000 new homes, including over 5,000 in Q2.
Leverage and Liquidity (at June 30, 2020)
•Total principal amount of debt and finance leases: $8,983 million, including (i) debt of $1,343 million borrowed by Liberty Puerto Rico to fund the AT&T Acquisition (with the corresponding cash held in escrow) and (ii) debt of $313 million and $63 million at C&W and Liberty Puerto Rico, respectively, under the respective borrowing group's revolving credit facilities, the proceeds of which are included in cash and cash equivalents in our condensed consolidated balance sheet as of June 30, 2020. Subsequent to June 30, 2020, we repaid $213 million and $63 million of borrowings under the revolving credit facilities at C&W and Liberty Puerto Rico, respectively.
•Leverage ratios: Consolidated gross and net leverage ratios are 6.4x and 4.2x, respectively, as calculated on a latest two quarters annualized ("L2QA") basis. Excluding the incremental debt to fund the AT&T Acquisition, our consolidated gross leverage ratio would decline to 5.5x.
•Average debt tenor6: 6.1 years, with approximately 94% not due until 2024 or beyond. Following the VTR refinancing transactions we concluded in July, the average debt tenor increased to 6.7 years.
•Borrowing costs: Blended, fully-swapped borrowing cost of our debt was approximately 6.2%. When excluding the discount on the convertible notes associated with the conversion option, the weighted average interest rate was 5.9%.
•Cash and borrowing availability: $3,124 million of cash (including $1,353 million of restricted cash held in escrow to fund the AT&T Acquisition) and $765 million of aggregate unused borrowing capacity7 under our revolving credit facilities.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities, financial performance and guidance; regarding the COVID-19 pandemic, our response to such pandemic and the anticipated impact of such crisis on our business and financial results; our customer value propositions; product innovation and investments; the AT&T Acquisition, including the anticipated consequences and benefits of the transaction; the acquisition of Telefónica's Costa Rica business; the rights offering, including who intends to subscribe; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events and efforts to contain any pandemic, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions, including the AT&T Acquisition and the acquisition of Telefónica's Costa Rica business; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. None of Liberty Latin America, its board of directors or any committee of its board of directors is making any recommendation to rightsholders as to whether to exercise or sell their Class C rights related to the rights offering. When available, rightsholders should carefully read the prospectus insofar as it relates to the rights offering before making any decisions with respect to their Class C rights.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations Corporate Communications
Kunal Patel ir@lla.com  Claudia Restrepo llacommunications@lla.com

Footnotes
1.Amount based upon a combination of (i) Cabletica revenue for the year ended December 31, 2019 in accordance with U.S. GAAP as set forth in note 19 to the consolidated financial statements included in our 2019 Form 10-K and (ii) revenue of Telefónica's Costa Rica operations for the same period in accordance with Telefónica's accounting policies and International Financial Reporting Standards.
2.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of (i) an acquisition, (ii) a disposal, (iii) FX, (iv) for the C&W and Liberty Puerto Rico segments, the impact of a small common control transaction between these segments, and (v) for the C&W segment and our corporate operations, the impact of the transfer of our captive insurance operation from our C&W segment to our corporate operations. See Non-GAAP Reconciliations below.
3.Adjusted OIBDA is a non-GAAP measure that was previously referred to as "operating cash flow" in our quarterly earnings releases. Effective June 30, 2020, we no longer use the term "operating cash flow" and this key performance metric is now referred to as Adjusted OIBDA. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
4.Adjusted Free Cash Flow is a non-GAAP measure. For the definition of Adjusted Free Cash Flow (“Adjusted FCF”) and required reconciliations, see Non-GAAP Reconciliations below.
5.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.
6.For purposes of calculating our average tenor, total debt excludes vendor financing and finance lease obligations.
7.At June 30, 2020, we had undrawn commitments of $765 million. At June 30, 2020, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the June 30, 2020 compliance reporting requirements. Subsequent to June 30, 2020, we repaid $275 million of borrowings under the revolving credit facilities, following which we have undrawn commitments of $1,140 million. For information regarding limitations on our ability to access this liquidity, see the discussion under "Material Changes in Financial Condition" in our most recently filed Quarterly Report on Form 10-Q.

Summary of Debt, Finance Lease Obligations, Cash and Cash Equivalents & Restricted Cash
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash, cash equivalents and restricted cash at June 30, 2020:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash, cash equivalents and restricted cash
	in millions

Liberty Latin America[1]	$405.2	$1.3	$406.5	$539.0
C&W	4,544.5	1.1	4,545.6	774.8
VTR	1,555.1	—	1,555.1	332.9
Liberty Puerto Rico[2]	2,352.5	—	2,352.5	1,455.0
Cabletica	123.5	—	123.5	22.0
Total	$8,980.8	$2.4	$8,983.2	$3,123.7
1.Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups. Subsidiaries of Liberty Latin America that are outside our borrowing groups rely on funds provided by our borrowing groups to satisfy their liquidity needs.
2.Debt amount includes $1,343 million borrowed by Liberty Puerto Rico to fund the AT&T Acquisition. Cash amount includes $1,353 million of restricted cash held in escrow to fund a portion of the AT&T Acquisition.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended June 30,					FX-Neutral[1]
	2020		2019		% Change	% Change

Liberty Latin America[2,3]		$46.15		$51.31	(10.1%)	(2.8%)
C&W2,3		$46.92		$47.52	(1.3%)	0.1%
VTR/Cabletica		$38.34		$47.62	(19.5%)	(6.3%)
VTR	CLP	30,830	CLP	33,223	(7.2%)	(7.2%)
Cabletica	CRC	24,730	CRC	24,708	0.1%	0.1%
Liberty Puerto Rico		$77.69		$77.05	0.8%	0.8%

Mobile ARPU4
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended June 30,			FX-Neutral[1]
	2020	2019	% Change	% Change

Liberty Latin America[2,3]	$11.49	$14.20	(19.1%)	(16.2%)
C&W2,3	$11.13	$13.77	(19.2%)	(18.0%)
VTR[5]	$15.22	$19.50	(21.9%)	(6.1%)
1.The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-year figures to reflect translation at the foreign currency rates used to translate the prior-year amounts.
2.In order to provide a more meaningful comparison of ARPU per customer relationship and ARPU per mobile subscriber, we have reflected any nonorganic adjustments in the customer and mobile subscriber figures used to calculate ARPU per customer relationship and ARPU per mobile subscriber for the three months ended June 30, 2019.
3.The amounts for the three months ended June 30, 2019 exclude the revenue, customers and mobile subscribers from our operations in the Seychelles. This allows for a more accurate comparison to Q2 2020, as these operations were sold during November 2019.
4.Mobile ARPU amounts are calculated excluding interconnect revenue.
5.The mobile ARPU amounts in Chilean pesos for the three months ended June 30, 2020 and 2019 are CLP 12,510 and CLP 13,331, respectively.

Additional Information | Cable & Wireless Borrowing Group
The following table reflects preliminary unaudited selected financial results for three and six months ended June 30, 2020 and 2019 in accordance with U.S. GAAP.

	Three months ended
	June 30,		Change	Rebased change[1]
	2020	2019
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$42.7	$46.8
Broadband internet	70.5	65.5
Fixed-line telephony	24.2	26.7
Total subscription revenue	137.4	139.0
Non-subscription revenue	11.3	14.9
Total residential fixed revenue	148.7	153.9	(3.4%)	(0.5%)
Residential mobile revenue:
Service revenue	105.5	142.1
Interconnect, equipment sales and other	17.2	22.2
Total residential mobile revenue	122.7	164.3	(25.3%)	(21.7%)
Total residential revenue	271.4	318.2	(14.7%)	(11.4%)
B2B revenue:
Service revenue	183.5	228.4
Subsea network revenue	60.4	60.0
Total B2B revenue	243.9	288.4	(15.4)%	(11.7)%
Total	$515.3	$606.6	(15.1)%	(11.5)%

Operating income (loss)	$(245.6)	$61.3	(500.7%)

Adjusted OIBDA	$203.6	$235.4	(13.5)%	(9.5%)

Operating income (loss) as a percentage of revenue	(47.7)%	10.1%

Adjusted OIBDA as a percentage of revenue	39.5%	38.8%

Proportionate Adjusted OIBDA	$177.5	$194.8

	Six months ended
	June 30,		Change	Rebased change[1]
	2020	2019
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$87.6	$90.7
Broadband internet	141.5	125.7
Fixed-line telephony	48.5	51.0
Total subscription revenue	277.6	267.4
Non-subscription revenue	28.2	29.9
Total residential fixed revenue	305.8	297.3	2.9%	2.1%
Residential mobile revenue:
Service revenue	236.4	277.1
Interconnect, equipment sales and other	34.8	41.2
Total residential mobile revenue	271.2	318.3	(14.8%)	(13.8%)
Total residential revenue	577.0	615.6	(6.3%)	(6.0%)
B2B revenue:
Service revenue	396.9	439.3
Subsea network revenue	130.0	121.5
Total B2B revenue	526.9	560.8	(6.0)%	(3.9)%
Total	$1,103.9	$1,176.4	(6.2)%	(5.0)%

Operating income (loss)	$(188.1)	$113.6	(265.6)%

Adjusted OIBDA	$436.4	$457.9	(4.7)%	(1.7%)

Operating income (loss) as a percentage of revenue	(17.0)%	9.7%

Adjusted OIBDA as a percentage of revenue	39.5%	38.9%

Proportionate Adjusted OIBDA	$378.2	$379.0
1. Indicated growth rates are rebased for the estimated impacts of the UTS acquisition, the transfer of certain B2B operations in Puerto Rico from our C&W segment to our Liberty Puerto Rico segment, the Seychelles disposal, the transfer of our captive insurance operations from our C&W segment to our corporate operations and FX.

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of C&W's debt, finance lease obligations and cash and cash equivalents:

		June 30,	March 31,
	Facility Amount	2020	2020
	in millions
Credit Facilities:
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$50.0	$25.0	$25.0
Revolving Credit Facility due 2026 (LIBOR + 3.25%)	$575.0	287.5	287.5
Term Loan Facility B-5 due 2028 (LIBOR + 2.25%)	$1,510.0	1,510.0	1,510.0
Total Senior Secured Credit Facilities		1,822.5	1,822.5
Notes:
Senior Secured Notes:
5.75% USD Senior Secured Notes due 2027	$550.0	550.0	550.0
Senior Notes:
7.5% USD Senior Notes due 2026	$500.0	500.0	500.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		2,270.0	2,270.0
Other Regional Debt		362.3	370.8
Vendor financing		89.7	86.0
Finance lease obligations		1.1	1.6
Total debt and finance lease obligations		4,545.6	4,550.9
Premiums, discounts and deferred financing costs, net		(30.4)	(31.6)
Total carrying amount of debt and finance lease obligations		4,515.2	4,519.3
Less: cash and cash equivalents		756.4	687.0
Net carrying amount of debt and finance lease obligations		$3,758.8	$3,832.3
•In March 2020, we borrowed $313 million under the C&W Revolving Credit Facility, which is included on our condensed consolidated balance sheet as of June 30, 2020. Subsequent to June 30, 2020, we repaid $213 million of the amount drawn under this facility.
•At June 30, 2020, our total and proportionate net debt were $3.8 billion and $3.7 billion, respectively, our Fully-swapped Borrowing Cost was 5.6%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 6.8 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $178 million in Q2 2020 and $195 million for Q2 2019.
•Based on Q2 results, our Proportionate Net Leverage Ratio was 4.5x, calculated in accordance with C&W's Credit Agreement. At June 30, 2020, we had maximum undrawn commitments of $433 million, including $121 million under our regional facilities. At June 30, 2020, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the June 30, 2020 compliance reporting requirements.

VTR Borrowing Group
The following table reflects preliminary unaudited selected financial results for three and six months ended June 30, 2020 and 2019 in accordance with U.S. GAAP.

	Three months ended			Six months ended
	June 30,			June 30,
	2020	2019	Change	2020	2019	Change
	CLP in billions, except % amounts

Revenue	158.7	165.3	(4.0%)	324.4	328.1	(1.1%)

Operating income	25.0	39.3	(36.4%)	52.9	66.4	(20.3%)

Adjusted OIBDA	60.2	68.5	(12.1%)	124.3	131.7	(5.6%)

Operating income as a percentage of revenue	15.8%	23.8%		16.3%	20.2%

Adjusted OIBDA as a percentage of revenue	37.9%	41.4%		38.3%	40.1%
The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's debt, finance lease obligations and cash and cash equivalents:

	June 30,		March 31,
	2020		2020
	Borrowing currency in millions	CLP equivalent in billions

Credit Facilities:
Term Loan Facility B-1 due 2023[1] (ICP[2]+ 3.80%)	CLP 140,900	140.9	140.9
Term Loan Facility B-2 due 2023 (7.000%)	CLP 33,100	33.1	33.1
Revolving Credit Facility A due 2023 (TAB[3]+3.35%)	CLP 45,000	—	—
Revolving Credit Facility B due 2026[4] (LIBOR + 2.75%)	$200.0	—	78.5
Total Senior Secured Credit Facilities		174.0	252.5
Senior Notes:
6.875% USD Senior Notes due 2024	$1,260.0	1,034.8	1,075.8

Vendor Financing		68.4	67.6
Total debt		1,277.2	1,395.9
Deferred financing costs		(14.2)	(14.3)
Total carrying amount of debt		1,263.0	1,381.6
Less: cash and cash equivalents		273.4	180.1
Net carrying amount of debt		989.6	1,201.5

Exchange rate (CLP to $)		821.3	853.8
1.  Under the terms of the credit agreement, VTR is obligated to repay 50% of the outstanding aggregate principal amount of the Term Loan Facility B-1 on November 23, 2022, with the remaining principal amount due on May 23, 2023, which represents the ultimate maturity date of the facility.

2.  Índice de Cámara Promedio rate.
3.  Tasa Activa Bancaria rate.
4.  Includes a $1 million credit facility that matures on May 23, 2023. In June 2020, the commitment under the revolving credit facility B was increased to $200 million and the term was extended to June 15, 2026.
•At June 30, 2020, our Fully-swapped Borrowing Cost was 6.6% and the average tenor of debt (excluding vendor financing) was approximately 3.4 years. After adjusting for the July 2020 VTR refinancing activity (as further described below), the average tenor of debt would be approximately 7 years.
•Based on our results for Q2 2020, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 3.9x, calculated in accordance with VTR's Credit Agreement.
•In June 2020, VTR repaid $92 million drawings under its revolving credit facilities, it had made earlier in the year, and increased the commitment under the VTR RCF – B facility to $200 million from $185 million and extended the term to 2026 from 2023.
•At June 30, 2020, we had maximum undrawn commitments of $200 million (CLP 164 billion) and CLP 45 billion. At June 30, 2020, the full amount of unused borrowing capacity under our credit facilities was available to be borrowed, both before and after completion of the June 30, 2020 compliance reporting requirements.
•In July 2020, we issued $600 million aggregate principal amount of 5.125% senior secured notes due January 15, 2028 and $550 million aggregate principal amount of 6.375% senior notes due July 15, 2028. The net proceeds, together with proceeds received during Q2 2020 from the unwinding of certain derivative instruments, were used to refinance the $1,260 million 6.875% Senior Notes due 2024 in full, including transaction-related fees and expenses.

Liberty Puerto Rico (LPR) Borrowing Group:
The following table details the nominal amount outstanding of Liberty Puerto Rico's debt, cash and cash equivalents, and restricted cash:

	Facility amount	June 30, 2020	March 31, 2020
	in millions

Revolving Credit Facility due 2025 (LIBOR + 3.50%)	$125.0	$62.5	$62.5
Term Loan Facility due 2026 (LIBOR + 5.0%)	$1,000.0	1,000.0	1,000.0
Senior Secured Notes due 2027 (6.75%)	$1,290.0	1,290.0	1,200.0
Debt before discounts and deferred financing costs		2,352.5	2,262.5
Discounts and deferred financing costs		(23.3)	(25.9)
Total carrying amount of debt		2,329.2	2,236.6
Less: cash, cash equivalents and restricted cash		1,455.0	1,379.2
Net carrying amount of debt		$874.2	$857.4
•In May 2020, LCPR Senior Secured Financing Designated Activity Company issued an additional $90 million aggregate principal amount, at 102.5% of par, under the existing 2027 LPR Senior Secured Notes indenture.
•In March 2020, we borrowed $63 million under the 2019 LPR Revolving Credit Facility, which is included in cash and cash equivalents on our condensed consolidated balance sheet as of June 30, 2020. Subsequent to June 30, 2020, we repaid in full the $63 million amount drawn under this facility.
•Based on our results for Q2 2020, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio was 4.3x, calculated in accordance with LPR’s Group Credit Agreement.
•At June 30, 2020, we had maximum undrawn commitments of $63 million. At June 30, 2020, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the June 30, 2020 compliance reporting requirements.

Cabletica Borrowing Group:
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Cabletica's debt and cash and cash equivalents:

	June 30,		March 31,
	2020		2020
	Borrowing currency in millions	CRC equivalent in billions

Term Loan B-1 Facility due 2023[1] (LIBOR + 5.00%)	$49.2	28.6	28.6
Term Loan B-2 Facility due 2023[1] (TBP[2] + 6.00%)	CRC 43,177.4	43.2	43.2
Revolving Credit Facility due 2023 (LIBOR + 4.25%)	$15.0	—	—
Debt before discounts and deferred financing costs		71.8	71.8
Deferred financing costs		(1.9)	(1.3)
Total carrying amount of debt		69.9	70.5
Less: cash and cash equivalents		12.8	7.9
Net carrying amount of debt		57.1	62.6

Exchange rate (CRC to $)		581.1	581.0
1. Under the terms of the credit agreement, Cabletica is obligated to repay 50% of the outstanding aggregate principal amounts of the Cabletica Term Loan B-1 Facility and the Cabletica Term Loan B-2 Facility on April 5, 2023, with the remaining respective principal amounts due on October 5, 2023, which represents the ultimate maturity date of the facilities.
2. Tasa Básica Pasiva rate.

•As part of the VTR refinancing activity mentioned above, Liberty Latin America also announced its intention to contribute its 80% stake in Cabletica S.A. into the VTR Finance N.V. credit pool. The contribution is expected to be completed in Q1 2021.

Subscriber Tables

	Consolidated Operating Data — June 30, 2020
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Total Mobile Subscribers

C&W:
Panama[1]	654,500	654,500	173,400	90,900	129,500	134,800	355,200	1,381,600
Jamaica	581,100	581,100	279,700	123,700	236,600	227,500	587,800	946,700
The Bahamas	120,900	120,900	36,400	6,300	23,500	35,500	65,300	180,300
Trinidad and Tobago	331,700	331,700	158,300	107,400	138,200	84,800	330,400	—
Barbados	140,400	140,400	82,000	31,900	67,400	71,400	170,700	113,300
Other	331,700	311,900	238,100	77,800	171,100	120,800	369,700	386,200
C&W Total	2,160,300	2,140,500	967,900	438,000	766,300	674,800	1,879,100	3,008,100
VTR/Cabletica:
VTR	3,725,700	3,298,000	1,536,800	1,096,500	1,350,000	529,100	2,975,600	301,600
Cabletica	612,000	606,100	263,700	209,800	205,700	22,500	438,000	—
Total VTR/Cabletica	4,337,700	3,904,100	1,800,500	1,306,300	1,555,700	551,600	3,413,600	301,600
Liberty Puerto Rico[2]	1,124,600	1,124,600	430,100	225,300	381,600	220,700	827,600	—
Total	7,622,600	7,169,200	3,198,500	1,969,600	2,703,600	1,447,100	6,120,300	3,309,700

	Organic Subscriber Variance Table — June 30, 2020 vs March 31, 2020
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Total Mobile Subscribers

C&W:
Panama[1]	12,200	12,200	(21,400)	(18,000)	(11,800)	(15,300)	(45,100)	(131,100)
Jamaica	8,400	16,000	11,800	2,500	13,900	9,600	26,000	(107,300)
The Bahamas	—	—	(2,600)	100	300	(1,200)	(800)	(19,100)
Trinidad and Tobago	1,500	1,500	(300)	(1,400)	(200)	500	(1,100)	—
Barbados	—	—	(600)	400	(100)	(900)	(600)	(9,800)
Other	—	—	(3,400)	(2,900)	(400)	(1,400)	(4,700)	(39,500)
C&W Total	22,100	29,700	(16,500)	(19,300)	1,700	(8,700)	(26,300)	(306,800)
VTR/Cabletica:
VTR	4,200	4,900	12,100	(2,600)	18,600	(10,900)	5,100	(3,300)
Cabletica	7,100	7,100	4,700	2,400	4,900	(900)	6,400	—
Total VTR/Cabletica	11,300	12,000	16,800	(200)	23,500	(11,800)	11,500	(3,300)
Liberty Puerto Rico[2]	6,200	6,200	20,300	3,700	21,500	8,300	33,500	—
Total Organic Change	39,600	47,900	20,600	(15,800)	46,700	(12,200)	18,700	(310,100)

Q2 2020 Adjustments:
Net Adjustments	—	—	—	—	—	—	—	—
Net Adds	39,600	47,900	20,600	(15,800)	46,700	(12,200)	18,700	(310,100)

	Mobile Subscribers
	Consolidated Operating Data — June 30, 2020			Q2 Organic Subscriber Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W:
Panama[1]	1,263,100	118,500	1,381,600	(113,600)	(17,500)	(131,100)
Jamaica	926,800	19,900	946,700	(107,100)	(200)	(107,300)
The Bahamas	151,900	28,400	180,300	(20,700)	1,600	(19,100)
Barbados	84,500	28,800	113,300	(9,300)	(500)	(9,800)
Other	343,500	42,700	386,200	(38,200)	(1,300)	(39,500)
C&W Total	2,769,800	238,300	3,008,100	(288,900)	(17,900)	(306,800)
VTR	11,700	289,900	301,600	1,800	(5,100)	(3,300)
Total / Net Adds	2,781,500	528,200	3,309,700	(287,100)	(23,000)	(310,100)

1.RGU balances do not include 75,800 fixed RGUs and 17,400 mobile subscribers that, due to the impact of COVID-19, have not been disconnected in accordance with our normal disconnect policy for non-payment and continue to receive services. Accordingly, organic changes set forth above reflect the impact of removing these RGUs from our subscriber count.

2.RGU balances do not include 4,400 fixed RGUs representing customers that, due to the impact of COVID-19, have not been disconnected in accordance with our normal disconnect policy for non-payment and were moved to an "essential services plan", a basic service plan. Accordingly, organic changes set forth above reflect the impact of removing these RGUs from our subscriber count.

Glossary
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior notes, taking into account the ratio of its outstanding indebtedness (including the impact of its cross-currency swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (LPR) – Defined in accordance with LPR's Group Credit Agreement, taking into account the ratio of its outstanding indebtedness (excluding any indebtedness collateralized by escrow cash) less its cash and cash equivalents (excluding any escrow cash) to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit ("EBU") adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios are defined as total debt (total principal amount of debt and finance lease obligations outstanding, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt (including the convertible notes) less cash, cash equivalents and restricted cash held in escrow at Liberty Puerto Rico that will be used to fund the AT&T Acquisition. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPS – Net promoter score.
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

Non-GAAP Reconciliations
We include certain financial measures of Liberty Latin America and its reportable segments in this press release that are considered non-GAAP measures, including; (i) Adjusted OIBDA, Adjusted OIBDA Margin and Adjusted OIBDA less P&E Additions; (ii) Adjusted Free Cash Flows; and (iii) rebased revenue and rebased Adjusted OIBDA growth rates. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA and Adjusted OIBDA less P&E Additions
Adjusted OIBDA and Adjusted OIBDA less P&E Additions, each a non-GAAP measure, are the primary measures used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA and Adjusted OIBDA less P&E Additions are also key factors that are used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of incentive compensation plans. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA and Adjusted OIBDA less P&E Additions are meaningful measures because they represent a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA and Adjusted OIBDA less P&E Additions measures are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA and Adjusted OIBDA less P&E Additions should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income (loss) to total Adjusted OIBDA and Adjusted OIBDA less P&E Additions are presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	in millions

Operating income (loss)	$(206.0)	$143.5	$(98.2)	$256.8
Share-based compensation expense	23.5	15.4	47.3	30.1
Depreciation and amortization	216.4	222.0	429.9	439.3
Impairment, restructuring and other operating items, net	298.7	6.5	317.5	27.0
Adjusted OIBDA	332.6	387.4	696.5	753.2
Property and equipment additions	153.3	166.1	286.2	305.2
Adjusted OIBDA less P&E additions	$179.3	$221.3	$410.3	$448.0

Operating income (loss) margin[1]	(24.3)%	14.6%	(5.5)%	13.3%

Adjusted OIBDA margin[2]	39.2%	39.4%	39.1%	39.1%

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flows (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) insurance recoveries related to damaged and destroyed property and equipment, and (iv) certain net interest payments (receipts) incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on finance leases. As a result of the pending AT&T Acquisition, we have changed the way we define Adjusted FCF effective December 31, 2019 to adjust (i) for pre-acquisition interest incurred on the incremental debt issued in advance of the AT&T Acquisition, (ii) to exclude pre-acquisition interest earned related to the AT&T Acquisition Restricted Cash that will be used to fund a portion of the AT&T Acquisition and (iii) the impact of associated pre-acquisition derivative contracts. As the debt was incurred directly as a result of the pending acquisition and will be supported by cash flows of the acquisition from the date of the closing, we believe this results in the most meaningful presentation of our Adjusted FCF. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.

The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated periods:

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	in millions

Net cash provided by operating activities	$238.7	$243.6	$353.6	$431.4
Cash payments for direct acquisition and disposition costs	2.8	1.9	4.2	0.6
Expenses financed by an intermediary[1]	19.6	25.5	52.1	56.8
Capital expenditures	(122.2)	(135.8)	(271.4)	(295.4)
Recovery on damaged or destroyed property and equipment	—	—	—	33.9
Distributions to noncontrolling interest owners	—	(2.5)	(0.7)	(2.5)
Principal payments on amounts financed by vendors and intermediaries	(47.9)	(63.6)	(91.7)	(105.9)
Pre-acquisition net interest payments[2]	39.2	—	36.2	—
Principal payments on finance leases	(0.5)	(1.1)	(1.1)	(2.5)
Adjusted FCF	$129.7	$68.0	$81.2	$116.4
1.For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the hypothetical operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.
2.Amount primarily represents interest paid on pre-acquisition debt related to the AT&T Acquisition, net of interest received on the AT&T Acquisition Restricted Cash.

Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2020, we have adjusted our historical revenue and Adjusted OIBDA (i) to include the pre-acquisition revenue and Adjusted OIBDA of UTS that was acquired during 2019 in our rebased amounts for the six months ended June 30, 2019, (ii) to exclude the revenue and Adjusted OIBDA of our Seychelles operations that was disposed of during 2019 from our rebased amounts for three and six months ended June 30, 2019, (iii) to reflect the translation of our rebased amounts for three and six months ended June 30, 2019 at the applicable average foreign currency exchange rates that were used to translate our results for three and six months ended June 30, 2020, and (iv) with respect to each of our reportable segments, to reflect (a) the April 1, 2019 transfer of a small B2B operation in Puerto Rico from our C&W segment to our Liberty Puerto Rico segment, and (b) the January 1, 2020 transfer of our captive insurance operation from our C&W segment to our corporate operations. We have reflected the revenue and Adjusted OIBDA of UTS in our 2019 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate UTS during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.
The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for three and six months ended June 30, 2019 to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

The following tables set forth the reconciliations from reported revenue to rebased revenue and related change calculations.

	Three months ended June 30, 2019
	C&W	VTR/Cabletica	Liberty Puerto Rico	Intersegment eliminations	Total
	(In millions)

Revenue - Reported	$606.6	$274.5	$103.8	$(2.0)	$982.9
Rebase adjustments:
Acquisition	—	—	—	—	—
Disposal	(14.3)	—	—	—	(14.3)
Foreign currency	(10.3)	(39.6)	—	—	(49.9)
Revenue - Rebased	$582.0	$234.9	$103.8	$(2.0)	$918.7

Reported percentage change[1]	(15.1)%	(17.0)%	5.1%	N/A	(13.6)%

Rebased percentage change[2]	(11.5)%	(3.1)%	5.1%	N/A	(7.7)%

	Six months ended June 30, 2019
	C&W	VTR/Cabletica	Liberty Puerto Rico	Intersegment eliminations	Total
	(In millions)

Revenue - Reported	$1,176.4	$551.0	$202.4	$(4.2)	$1,925.6
Rebase adjustments:
Acquisition	34.0	—	—	—	34.0
Disposal	(29.2)	—	—	—	(29.2)
Foreign currency	(17.6)	(79.0)	—	—	(96.6)
Other[1]	(2.7)	—	2.7	—	—
Revenue - Rebased	$1,160.9	$472.0	$205.1	$(4.2)	$1,833.8

Reported percentage change[2]	(6.2)%	(15.1)%	5.6%	N/A	(7.6)%

Rebased percentage change[3]	(5.0)%	(0.9)%	4.2%	N/A	(3.0)%
1.Represents the April 1, 2019 transfer of a small B2B operation in Puerto Rico that was transferred from our C&W segment to our Liberty Puerto Rico segment.
2.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
3.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.

The following tables set forth the reconciliations from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended June 30, 2019
	C&W	VTR/Cabletica	Liberty Puerto Rico	Corporate	Total
	(In millions)

Adjusted OIBDA - Reported	$235.4	$112.3	$51.6	$(11.9)	$387.4
Rebased adjustments:
Acquisition	—	—	—	—	—
Disposal	(5.4)	—	—	—	(5.4)
Foreign currency	(3.4)	(16.4)	—	—	(19.8)
Other[1]	(1.3)	—	—	1.3	—
Adjusted OIBDA - Rebased	$225.3	$95.9	$51.6	$(10.6)	$362.2

Reported percentage change[2]	(13.5)%	(23.2)%	1.6%	(18.5)%	(14.1)%

Rebased percentage change[3]	(9.5)%	(10.1)%	1.6%	(8.4)%	(8.1)%

	Six months ended June 30, 2019
	C&W	VTR/Cabletica	Liberty Puerto Rico	Corporate	Total
	(In millions)

Adjusted OIBDA - Reported	$457.9	$219.2	$99.5	$(23.4)	$753.2
Rebased adjustments:
Acquisition	6.9	—	—	—	6.9
Disposal	(11.0)	—	—	—	(11.0)
Foreign currency	(5.8)	(31.7)	—	—	(37.5)
Other[1]	(3.8)	—	0.7	3.1	—
Adjusted OIBDA - Rebased	$444.2	$187.5	$100.2	$(20.3)	$711.6

Reported percentage change[2]	(4.7)%	(18.0)%	3.4%	(3.8)%	(7.5)%

Rebased percentage change[3]	(1.7)%	(4.2)%	2.6%	10.6%	(2.1)%
1.Represents the April 1, 2019 transfer of a small B2B operation in Puerto Rico that was transferred from our C&W segment to our Liberty Puerto Rico segment, and the January 1, 2020 transfer of our captive insurance operation from our C&W segment to our corporate operation.
2.Reported percentage change is calculated as current period Adjusted OIBDA less prior period Adjusted OIBDA divided by prior period Adjusted OIBDA.
3.Rebased percentage change is calculated as current period Adjusted OIBDA less rebased prior period Adjusted OIBDA divided by prior period rebased Adjusted OIBDA.

The following tables set forth the reconciliations from reported revenue by product for our C&W segment to rebased revenue by product and related change calculations.

	Three months ended June 30, 2019
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	(In millions)

Revenue by product - Reported	$153.9	$164.3	$318.2	$288.4	$606.6
Rebase adjustments:
Acquisition	—	—	—	—	—
Disposal	(2.6)	(5.9)	(8.5)	(5.8)	(14.3)
Foreign currency	(1.8)	(1.7)	(3.5)	(6.8)	(10.3)
Other[1]	—	—	—	—	—
Revenue by product - Rebased	$149.5	$156.7	$306.2	$275.8	$582.0

Reported percentage change[2]	(3.4)%	(25.3)%	(14.7)%	(15.4)%	(15.1)%

Rebased percentage change[3]	(0.5)%	(21.7)%	(11.4)%	(11.7)%	(11.5)%

	Six months ended June 30, 2019
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	(In millions)

Revenue by product - Reported	$297.3	$318.3	$615.6	$560.8	$1,176.4
Rebase adjustments:
Acquisition	10.3	10.8	21.1	12.9	34.0
Disposal	(5.2)	(11.7)	(16.9)	(12.3)	(29.2)
Foreign currency	(3.0)	(2.9)	(5.9)	(11.7)	(17.6)
Other[1]	—	—	—	(2.7)	(2.7)
Revenue by product - Rebased	$299.4	$314.5	$613.9	$547.0	$1,160.9

Reported percentage change[2]	2.9%	(14.8)%	(6.3)%	(6.0)%	(6.2)%

Rebased percentage change[3]	2.1%	(13.8)%	(6.0)%	(3.9)%	(5.0)%
1.Represents the April 1, 2019 transfer of a small B2B operation in Puerto Rico that was transferred from our C&W segment to our Liberty Puerto Rico segment.
2.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
3.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.

Non-GAAP Reconciliations for Borrowing Groups
We provide certain financial measures in this press release of our borrowing groups. The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our borrowing group in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; and (iii) Proportionate Adjusted OIBDA.
Adjusted OIBDA by Borrowing Group
Adjusted OIBDA and proportionate Adjusted OIBDA at a borrowing group level are non-GAAP measures. Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.
A reconciliation of C&W's operating income (loss) to total Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	in millions

Operating income (loss)	$(245.6)	$61.3	$(188.1)	$113.6
Share-based compensation expense	7.9	5.2	15.3	8.9
Depreciation and amortization	155.9	155.7	303.5	306.3
Related-party fees and allocations	6.8	7.8	17.8	15.7
Impairment, restructuring and other operating items, net	278.6	5.4	287.9	13.4
Total Adjusted OIBDA	203.6	235.4	436.4	457.9
Noncontrolling interests' share of Adjusted OIBDA	26.1	40.6	58.2	78.9
Proportionate Adjusted OIBDA	$177.5	$194.8	$378.2	$379.0

A reconciliation of VTR's operating income to total Adjusted OIBDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	CLP in billions

Operating income	25.0	39.3	52.9	66.4
Share-based compensation expense	1.6	1.0	3.2	1.9
Related-party fees and allocations	1.9	1.4	5.7	3.6
Depreciation	30.2	26.6	59.5	52.6
Impairment, restructuring and other operating items, net	1.5	0.2	3.0	7.2
Total Adjusted OIBDA	60.2	68.5	124.3	131.7